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============= ========================================================================================================
    SEC       POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN
   1745       THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID
  (3-98)      OMB CONTROL NUMBER.
============= ========================================================================================================


                                                                                             ---------------------------
                                                                                                     OMB APPROVAL
                                                                                             ---------------------------
                                                UNITED STATES                                 OMB Number:  3235-0145
                                                                                             ---------------------------
                                    SECURITIES AND EXCHANGE COMMISSION                        Expires:  October 31, 2002
                                                                                             ---------------------------
                                           WASHINGTON, D.C. 20549                             Estimated average burden
                                                                                              hours per response....14.9
                                                                                             ---------------------------
                                               -----------

                                               SCHEDULE 13G
                                UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                            (AMENDMENT NO. 2)


                                           TenFold Corporation
----------------------------------------------------------------------------------------------------------
                                             (Name of Issuer)

                                               Common Stock
----------------------------------------------------------------------------------------------------------
                                      (Title of Class of Securities)

                                                88033A 10 3
                                     ---------------------------------
                                              (CUSIP Number)

                                            December 31, 2001
----------------------------------------------------------------------------------------------------------
                         (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         | |  Rule 13d-1(b)

         | |  Rule 13d-1(c)

         |X|  Rule 13d-1(d)

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----------------------------------------------------------------------------------------------------------------------------------
 CUSIP NO.  88033A 10 3                                        13G                                PAGE 2 OF 5 PAGES
            -----------
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
    1  NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Jeffrey L. & Cassandra M. Walker
----------------------------------------------------------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                         (a)  | |
                                                                                                         (b)  | |
----------------------------------------------------------------------------------------------------------------------------------
    3  SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
    4  CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
----------------------------------------------------------------------------------------------------------------------------------
                          5  SOLE VOTING POWER

       NUMBER OF             13,634,800, as of December 31, 2001*
                       -----------------------------------------------------------------------------------------------------------
        SHARES            6  SHARED VOTING POWER

     BENEFICIALLY            0
                       -----------------------------------------------------------------------------------------------------------
       OWNED BY           7  SOLE DISPOSITIVE POWER

   EACH REPORTING            13,634,800, as of December 31, 2001*
                       -----------------------------------------------------------------------------------------------------------
    PERSON WITH           8  SHARED DISPOSITIVE POWER

                             0
----------------------------------------------------------------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       13,634,800, as of December 31, 2001*
----------------------------------------------------------------------------------------------------------------------------------
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                                                                        | |
----------------------------------------------------------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      37.1%, based on 36,749,662 shares of Common Stock outstanding as of September 30, 2001
----------------------------------------------------------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON (See Instructions)

      IN
----------------------------------------------------------------------------------------------------------------------------------

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----------------------------------------------------------------------------------------------------------------------------------
 CUSIP NO.  88033A 10 3                                        13G                                PAGE 3 OF 5 PAGES
            -----------
----------------------------------------------------------------------------------------------------------------------------------


ITEM 1(a).        NAME OF ISSUER:

                           Tenfold Corporation
                  ----------------------------------------------------------------------------------------------------------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           180 West Election Road, Draper, Utah  84020
                  ----------------------------------------------------------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:

                           Jeffrey L. & Cassandra M. Walker
                  ----------------------------------------------------------------------------------------------------------------

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           Tenfold Corporation, 150 California Street, San Francisco, CA 94111
                  ----------------------------------------------------------------------------------------------------------------

ITEM 2(c).        CITIZENSHIP:

                           USA
                  ----------------------------------------------------------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock
                  ----------------------------------------------------------------------------------------------------------------

ITEM 2(e).        CUSIP NUMBER:

                           88033A 10 3
                  ----------------------------------------------------------------------------------------------------------------



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), 13d-2(b) OR 13d-2(c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount Beneficially Owned:

                  13,634,800, as of December 31, 2001*
         -------------------------------------------------------------------------------------------------------------------------

     (b) Percent of Class:

                  37.1%, based on 36,749,662 shares of Common Stock outstanding as of September 30, 2001
         -------------------------------------------------------------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote 13,634,800, as of December 31, 2001*
                                                       ---------------------------------------------------------------------------
         (ii)  Shared power to vote or to direct the vote   0
                                                         -------------------------------------------------------------------------
         (iii) Sole power to dispose or to direct the disposition of 13,634,800, as of December 31, 2001*
                                                                    --------------------------------------------------------------
         (iv)  Shared power to dispose or to direct the disposition of     0
                                                                      ------------------------------------------------------------
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable

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----------------------------------------------------------------------------------------------------------------------------------
 CUSIP NO.  88033A 10 3                                        13G                                PAGE 4 OF 5 PAGES
            -----------
----------------------------------------------------------------------------------------------------------------------------------


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7.  IDENTIFICATION  AND  CLASSIFICATION  OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY OR CONTROL PERSON.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10.  CERTIFICATION.

         Not Applicable


*     Does not include (i) 3,769,800 shares held by the Walker Children's Trust, an irrevocable  trust in which Jeffrey L. Walker,
      Cassandra M. Walker and Paul M. Ginsburg are co-trustees, (ii) 200,000 shares held by the Goldman Sachs 2000 Exchange Place
      Fund,  L.P.,  a limited  partnership  in which Jeffrey L. & Cassandra M. Walker hold limited partnership interests, (iii)
      135,000 shares held by Clayton Dean Walker, an adult child of Jeffrey L. Walker and Cassandra M. Walker, (iv) 135,000 shares held by Cristy Danielle Walker, an adult child of Jeffrey L. Walker and Cassandra  M. Walker, or (v) 135,000 shares held by
      Richard Scott Walker, an adult child of Jeffrey L. Walker and Cassandra M. Walker. Mr. Ginsburg has sole voting and investment power with respect to shares of TenFold held by the Walker Children's Trust.


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--------------------------------------------------------------------------------
 CUSIP NO.  88033A 10 3                13G                     PAGE 5 OF 5 PAGES
--------------------------------------------------------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    02/07/2002
                                             -----------------------------------
                                                          Date

                                                    /s/ Jeffrey L. Walker
                                             -----------------------------------
                                                        Signature

                                                    Jeffrey L. Walker
                                             -----------------------------------
                                                       Name/title

                                                   /s/ Cassandra M. Walker
                                             -----------------------------------
                                                        Signature

                                                   Cassandra M. Walker
                                             -----------------------------------
                                                       Name/Title



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